Exhibit 16

                    [Goldstein Golub Kessler LLP Letterhead]



February 14, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:  NCT Group, Inc.
     File Ref No: 0-18267

Ladies and Gentlemen:

We have read the statements made by NCT Group, Inc. in Item 4 of the accompanying Form 8-K, which is being filed with the Securities and Exchange Commission. We agree with the statements in the first two paragraphs contained therein concerning our firm. We have no basis to agree or disagree with the other statements of the registrant contained therein.

Very truly yours,



/s/GOLDSTEIN GOLUB KESSLER LLP
   ----------------------------
   Goldstein Golub Kessler LLP